Exhibit 4.36

pro-edge
consultants inc
INVESTOR RELATIONS
Bay Street, Ste 707 Toronto, ON M5H 2R7
PHONE 1.866.544.9622 FACSIMILE. 416.581.1044
EMAIL info@pro-edge.com SITE: www.pro-edge.com BLOG: www.ir-blog.com

Pro-Edge Consultants Inc. Service Agreement:

This letter confirms the terms of the agreement (“Agreement”) between Nevada Geothermal Power Inc. (“Nevada Geothermal”) [TSX.V: NGP, OTCBB: NGLP] and Pro-Edge Consultants Inc. ("Pro-Edge").

1.

Basics. Nevada Geothermal has agreed to engage Pro-Edge as independent contractors and consultants to provide investor relations. Pro-Edge has agreed to provide these services to Nevada Geothermal, subject to the terms and conditions described in this letter.

2.

Term. The initial term for this agreement is for a 12-month period beginning January 1st, 2006 and ending December 31, 2006. This agreement may be renewed through written notice by Nevada Geothermal to Pro-Edge at the end of the initial term for an additional 6 month period for compensation to be agreed by the parties. Termination of this contract may occur upon receipt of a 30-day written notice.

3.

Investor Relations Services.  The service agreement covers approximately 40-45 person-hours of time per month. Pro-Edge shall provide the following business services to Nevada Geothermal over the life of the contract:

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Pro-Edge will coordinate presentations (event coordination) on behalf of Nevada Geothermal’s Investor Relations strategy. This may include arranging dates, locations, invitations and ensuring that relevant materials are present for the events.

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Corporate introduction to select N. American and UK broker and institutional networks.

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Ongoing inbound/outbound correspondence and email communications, and communications support for existing shareholder base.

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Assistance in Press and IR packages including content development.

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News Releases, Quarterly Web casts: Scripted and arranged as needed.

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In addition, Pro-Edge will provide Nevada Geothermal with monthly updates that represent the investor relations & communications activity.

5.

Confidentiality.  Pro-Edge, and any of its employees, agents, consultants, representatives and advisors, will keep secret and confidential, during the term of this Agreement and for a period of  two (2) years thereafter, all information disclosed to it by Nevada Geothermal or developed by Pro-Edge in the course of providing and performing services, except:

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Information which at the time of disclosure is in the public domain;

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Information which, after disclosure, is published or otherwise becomes part of the public domain through no fault of Pro-Edge (but only after it is published or otherwise becomes part of the public domain);

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Information which Pro-Edge can show was in its possession prior to disclosure hereunder;

Confidential	Page 1

pro-edge
consultants inc
INVESTOR RELATIONS
Bay Street, Ste 707 Toronto, ON M5H 2R7
PHONE 1.866.544.9622 FACSIMILE. 416.581.1044
EMAIL info@pro-edge.com SITE: www.pro-edge.com BLOG: www.ir-blog.com

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Information which Pro-Edge can show was received by it, after the time of disclosure hereunder, from a third party who did not require to hold it in confidence and who did not, to their knowledge, acquire it, directly or indirectly, from Pro-Edge or a third party under an obligation of confidence; or

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Information which Pro-Edge is legally compelled to disclose under a subpoena or order of a court, regulatory body or other authority of competent jurisdiction, or information which it is otherwise obliged to disclose by law.

6.

Additional Obligations of Pro-Edge. Pro-Edge agrees that, in connection with its investor relation services to Nevada Geothermal, it will abide by the following conditions:

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Pro-Edge will not release any financial or other material information about Nevada Geothermal without prior written consent and approval of Nevada Geothermal.

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Pro-Edge will not conduct any meetings with financial analysts without informing Nevada Geothermal of the proposed meeting.

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After notice to Pro-Edge by Nevada Geothermal of a filing for a proposed offering of securities, or during any period of restriction on publicity, Pro-Edge shall not engage in any public relations efforts not in the normal course of business without the prior written approval of legal counsel for Nevada Geothermal.

7.

Covenants of the Nevada Geothermal

Nevada Geothermal hereby covenants and agrees with Pro-Edge that:

a)

During the term of this Agreement, Nevada Geothermal will promptly advise Pro-Edge of any material change in the business or affairs of Nevada Geothermal, and any cease trade order or trading halt made or imposed upon Nevada Geothermal, any of the directors, senior officers or insiders of Nevada Geothermal by any commission, exchange, governmental or self-regulatory body having jurisdiction over Nevada Geothermal and its affairs;

b)

Nevada Geothermal will deliver to Pro-Edge copies of all annual financial statements, quarterly reports, news releases, material change reports and other documents required to be filed by Nevada Geothermal with the Exchange or any other such regulatory body having jurisdiction over the Company’s affairs within ten (10) business days of the date such documents have been filed by Nevada Geothermal; and

c)

Nevada Geothermal will advise its directors, senior officers and senior employees not to disclose to Pro-Edge any confidential information pertaining to Nevada Geothermal’s business and affairs until Nevada Geothermal has complied with any applicable continuous disclosure requirements in force.

8.

Covenants of Pro-Edge

Pro-Edge covenants and agrees with Nevada Geothermal that:

a)

In performing their duties hereunder, they will comply with all applicable securities legislation and regulations, including the rules and policies of the Exchange;

Confidential	Page 2

pro-edge
consultants inc
INVESTOR RELATIONS
Bay Street, Ste 707 Toronto, ON M5H 2R7
PHONE 1.866.544.9622 FACSIMILE. 416.581.1044
EMAIL info@pro-edge.com SITE: www.pro-edge.com BLOG: www.ir-blog.com

b)

Pro-Edge shall not disclose, or otherwise make use of in any manner whatsoever, any confidential information relating to Nevada Geothermal’s business and affairs until Nevada Geothermal has advised Pro-Edge that such information is no longer confidential;

c)

Pro-Edge will not disclose the private affairs of Nevada Geothermal or any secrets of Nevada Geothermal to any persons other than the board of directors of Nevada Geothermal or as may be required by the applicable securities laws;

d)

Pro-Edge will act in the best interests of Nevada Geothermal and will not make any misrepresentations whatsoever with respect to Nevada Geothermal’s business and affairs; and

e)

Pro-Edge will provide any and all documentation that it intends to forward to potential or existing shareholders to Nevada Geothermal for its review and approval prior to distribution.

9.

Additional Obligations of Nevada Geothermal. Nevada Geothermal agrees that, subject to the condition that Pro-Edge has performed its duties under this agreement in good faith, it will indemnify Pro-Edge from all claims, liability, costs or other expenses incurred (including legal fees) incurred by Pro-Edge as a result of any false or intentionally misleading material information concerning Nevada Geothermal provided by Nevada Geothermal or any of its officers or directors to Pro-Edge, or as a result of any breach by Nevada Geothermal of any of the terms and conditions of this agreement.

If, in Nevada Geothermal’s judgment, any material non-public information concerning Nevada Geothermal cannot be revealed, it will advise Pro-Edge in writing that a quiet period is in effect.

10.

Termination. This contract shall terminate at the end of the period described in clause #2. This engagement may also be terminated by giving 30-days written notice to the other party.

11.

Assignment. The rights and obligations of each party to this Agreement may not be assigned without the prior written consent of the other party, which shall not be unreasonably withheld.

12.

Compensation. Nevada Geothermal will pay Pro-Edge a fee of Cdn $5,000.00 per month plus applicable taxes on the first day of each month during the term of the agreement. Hours significantly beyond those identified in section 3 of this agreement, or in work schedules associated with specific projects, may be large enough or have enough independent costs that they will require their own budgets beyond the retainer fee, and their own contracts with attached work orders will require pre-approval by Nevada Geothermal. Nevada Geothermal will issue 50,000 options to Pro-Edge on signing exercisable at Cdn $.90. If options are issued to employees and directors at a lower price, the initial grant of options exercise price will be adjusted to reflect the lower price. Additional grants of 50,000 options each, to a maximum of 200,000 options in total, will be issued to Pro-Edge on the dates that are three, six and nine months after the date of acceptance of this agreement by Nevada Geothermal, subject to ongoing IR representation. These options will be exercisable at market price of the shares at the time of issuance subject to the approval of the TSX Venture Exchange. All options issued to Pro-Edge under this agreement will have a 2 year maturity and shall vest in equal quarterly stages over 12 months with one quarter of each grant of options vesting at the end of each 3 month period.

13.

Expenses. Nevada Geothermal will also be responsible for all additional expenses reasonably incurred by Pro-Edge in the course of providing the services contemplated by this agreement. Expenses over $250 must be pre-approved by the CFO of Nevada Geothermal. Nevada Geothermal will also be responsible for all approved travel related costs incurred by Pro-Edge when required in order to provide its services. These will be pre-approved and prepaid by Nevada Geothermal.

14.

Regulatory Approval. This agreement is subject to the acceptance of the TSX Venture Exchange.

Please sign this Letter of Agreement in the space provided below to indicate your agreement with the terms stated in this letter.

Confidential	Page 3

pro-edge
consultants inc
INVESTOR RELATIONS
Bay Street, Ste 707 Toronto, ON M5H 2R7
PHONE 1.866.544.9622 FACSIMILE. 416.581.1044
EMAIL info@pro-edge.com SITE: www.pro-edge.com BLOG: www.ir-blog.com

AGREED AND ACCEPTED this 16th day of December 2005

Pro-Edge Consultants Inc. By:	Accepted by Nevada Geothermal Power Inc. on December 13th, 2005 By:
/s/ Tracy Weslosky	/s/ Brian D. Fairbank
Tracy Weslosky Managing Partner	Brian D. Fairbank P. Eng., President and Chief Executive Officer, Director

Confidential	Page 4